UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2026

KUSTOM ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6366 College Blvd., Overland Park, KS 66211

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	KUST	The Nasdaq Capital Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2026, Kustom Entertainment, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Acquisition Agreement”) with Cycurion, Inc., a Delaware corporation (“Buyer”). Pursuant to the Acquisition Agreement, the Company will sell to Buyer all assets of the Company relating to the video-solutions division, including the development, sale, licensing, support and servicing of video hardware, camera products, platforms, software and software solutions (the “Business”). The Company shall sell, transfer, convey, assign and deliver to Buyer all of the Company’s right, title and interest in all assets, claims, rights and interests used primarily in or held for the use of the Business (the “Acquired Assets”). The transaction is anticipated to close on July 15, 2026.

In consideration for the sale, assignment and delivery of the Acquired Assets and in consideration of the other agreements contained in Acquisition Agreement, Buyer will pay to the Company an aggregate consideration consisting of: (i) a cash payment of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), (ii) a Secured Promissory Note in the original principal amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000), (iii) contingent cash consideration of up to One Million Dollars ($1,000,000) payable solely upon satisfaction of the applicable earnout conditions set forth herein and in the Earnout Agreement (as defined in the Acquisition Agreement), and (iv) warrants to purchase up to 2,000,000 shares of Buyer’s common stock at an exercise price of $2.80 per share.

Pursuant to the Acquisition Agreement, the parties will enter into a registration rights agreement, pursuant to which, Buyer would be required to file a shelf registration statement covering the resale of the shares of Buyer’s common stock issuable upon exercise of the warrants described above (up to 2,000,000 shares), subject to the terms and conditions of such registration rights agreement.

The consummation of the transactions contemplated by the Acquisition Agreement is subject to the satisfaction or waiver of various closing conditions set forth in the Acquisition Agreement and a related conditions precedent agreement entered into by the parties. Such conditions include, among other, satisfactory completion of financial, accounting, operational and business due diligence; reconciliation and validation of financial information and projections; delivery of carve-out financial statements and supporting documentation sufficient to satisfy audit and U.S. Securities and Exchange Commission (the “SEC”) reporting requirements; approval by the boards of directors of both companies; execution and delivery of ancillary transaction documents; obtaining any required third-party consents; entering arrangements with key employees and contractors identified by Buyer; and, the absence of a material adverse effect on the Business. There can be no assurance that the conditions precedent will be satisfied or waived or that the transaction will close on the anticipated timeframe or at all.

The foregoing summary provides only a brief description of the Acquisition Agreement. The summary does not purport to be complete and is qualified in its entirety by the full text of such document, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Information.

On June 25, 2026, the Company issued a press release announcing the execution of the Acquisition Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

Exhibit No.	Description
10.1#*	Asset Purchase Agreement dated June 24, 2026
99.1	Press Release dated June 25, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

# Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K as the Company has determined they (1) are not material and (2) are the type that the Company treats as private or confidential. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

* Schedules or exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2026

Kustom Entertainment, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman, President and Chief Executive Officer